UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 2, 2014

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 2, 2014, Arthur J. Gallagher & Co., through its subsidiary, 8276323 Canada Inc. (together, “Gallagher”), completed the acquisition (the “Acquisition”) of Noraxis Capital Corporation (“Noraxis”) from Roins Financial Services Limited (the “Seller”). Noraxis is an insurance brokerage firm that operates throughout Canada, with over 650 employees. The Acquisition was completed pursuant to a Share Purchase Agreement entered into on May 19, 2014 (the “Share Purchase Agreement”) between Gallagher and the Seller. The description of the Share Purchase Agreement set forth under Item 1.01 of Gallagher’s May 19, 2014 Current Report on Form 8-K is incorporated herein by reference.

In connection with the Acquisition, at completion Gallagher paid net cash consideration of approximately C$420 million, subject to a post-completion balance sheet adjustment (the “Purchase Price”), for approximately 89% of the equity of Noraxis. The remaining equity will be held by various management employees of Noraxis. Other than with respect to the Acquisition, there is no material relationship between Gallagher and the Seller. Gallagher funded the Purchase Price using mostly additional long-term borrowings and borrowings on its revolving credit facility portion of its unsecured multicurrency credit agreement.

The foregoing description of the Share Purchase Agreement is qualified in its entirety by reference to the full text of the Share Purchase Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Gallagher on May 19, 2014, and is incorporated herein by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: July 8, 2014	/s/ Walter D. Bay
Walter D. Bay Vice President, General Counsel and Secretary